Exhibit 10.30

FIRST AMENDMENT TO PROJECT MANAGEMENT SERVICES AGREEMENT

This First Amendment to Project Management Services Agreement (this “Amendment”), dated as of April 24, 2024 (the “Agreement”) is made and entered into as of June 28, 2024 the (“Amendment Effective Date”) by and between: (i) Bitech Technologies Corporation, a Delaware corporation (“Bitech”); (ii) Emergen Energy LLC, a Delaware limited liability company and a wholly owned subsidiary of Bitech (“Emergen”); and (iii) Energy Independent Partners LLC, a Delaware limited liability company (“EIP”). Each of Bitech, Emergen, and EIP may be referred to herein collectively as the “Parties” and separately as a “Party”.

WHEREAS, the Parties entered into the Agreement as of June 28, 2024; and

WHEREAS, the Parties now desire to amend the Agreement as set forth in this Amendment;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. Amendment to Section 2.07 Timing of Payment of Fees. Section 2.07 is deleted in its entirety and replaced with the following:

(a)	The BESS Initial Fee and the Solar Initial Fee shall be due and payable upon (i) Bitech, or any of its Affiliates, receiving project financing directly related to and collateralized by BESS Projects, this specifically excludes any general public or private offerings by Bitech not directly related to financing a BESS Project , and (ii) when the “Redbird BESS” project, identified in Exhibit A, has achieved land agreements, which shall include, but is not limited to, an option agreement, letter of intent, or lease agreement. Subject to (i) and (ii) herein and above, the BESS Initial Fee shall equate to $9,825,000.00 and the Solar Initial Fee shall equate to $19,200,000.00, which totals $29,025,000.00, which the total shall be paid in three (3) equal portions to EIP per any three (3) BESS Projects achieving land agreements, which shall include, but is not limited to, an option agreement, letter of intent, or lease agreement. Upon the sale of any of the BESS Projects or Solar Projects the appropriate portion of the BESS Initial Fee or the Solar Initial Fee that is paid to EIP shall be deducted from the amount still due proportionately among the BESS Projects or Solar Projects not yet accepted by the financing party for Development Fees.

(b)	Acceleration of Payment Clause: Within ninety (90) days (i) of the effective date of a Change of Control or (ii) the removal of Cole W. Johnson as an employee or consultant to Emergen and/or the head of the BESS and Solar Division of Bitech, any remaining BESS Initial Fee and Solar Initial Fee shall become due and payable. A “Change of Control” shall be deemed to have occurred if, after the Effective Date, (x) the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities representing more than 50% of the combined voting power of the Company is acquired by any “person” as defined in sections 13(d) and 14(d) of the Exchange Act (other than the Company, any subsidiary of the Company, or any trustee or other fiduciary holding securities under an employee benefit plan of the Company); (y) the merger or consolidation of the Company with or into another corporation where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) in substantially the same proportion as their ownership of the Company immediately prior to such merger or consolidation; or (z) the sale or other disposition of all or substantially all of the Company’s assets to an entity, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by shareholders of the Company, immediately prior to the sale or disposition, in substantially the same proportion as their ownership of the Company immediately prior to such sale or disposition.

(c)	If any Development Projects pursuant to the Agreement are sold by Emergen to a third-party then EIP would be due the lesser of: (i) any unpaid Initial Fee and Development Fee defined in Section 2.06; or (ii) 62.5% of the proceeds less any Initial Fees paid under Section 2.07 (a) as provided in this Amendment.

(d)	Subject to the requirements as set forth in clause (ii) of Section 2.06(a) and the other limitations herein, the BESS RTB Fees shall be payable at the time that Bitech has obtained project financing with respect to the applicable BESS Development Project to be able to pay such BESS RTB Fees. Subject to the requirements as set forth in clause (ii) of Section 2.06(b) and the other limitations herein, the Solar RTB Fees shall be payable at the time that Bitech has obtained project financing with respect to the applicable Solar Development Project to be able to pay such Solar RTB Fees.

(e)	Subject to the requirements as set forth in Section 2.06(e) and the other limitations herein, the timing and other requirements for the payment of Other Development Fees shall be as agreed in writing by the Parties via an addendum to this Agreement prior to the Parties undertaking such Other Development Projects.

2.	Effect of Amendment. Except as expressly amended by this Amendment, all terms and conditions of the Agreement shall remain in full force and effect. In the event of any conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall control.

3.	No Waiver. This Amendment is not intended to operate as, and shall not be construed as, a waiver of any Event of Default, whether known to either Party or unknown, as to which all rights of the Parties shall remain reserved.

4.	Entire Agreement. This Amendment, together with the Agreement, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, and representations, whether written or oral, relating to such subject matter.

5.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and electronic signatures shall be deemed to be of equal force and effect as original signatures.

6.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflict of law principles.

7.	Binding Nature. This Amendment shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns

[signature page to follow]

First Amendment to Project Management Service Agreement dated April 24, 2024

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Amendment Effective Date.

Bitech Technologies Corporation

By:	/s/ Benjamin Tran
Name:	Benjamin Tran
Title:	Chief Executive Officer

Emergen Energy LLC

By:	/s/ Benjamin Tran
Name:	Benjamin Tran
Title:	Chief Executive Officer

Energy Independent Partners LLC

By:	/s/ Cole W. Johnson
Name:	Cole W. Johnson
Title:	Chief Executive Officer

First Amendment to Project Management Service Agreement dated April 24, 2024

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